Contact: Barrier Therapeutics, Inc. Anne M. VanLent 609-945-1202
Noonan Russo
Emily Poe
212-845-4266
FOR IMMEDIATE RELEASE
Barrier Therapeutics to Retain Worldwide Rights to Hyphanox™
Janssen Pharmaceutica Notifies Company It Will Not Exercise Option
Princeton, NJ, September 22, 2005 — Barrier Therapeutics, Inc. (NASDAQ: BTRX), a pharmaceutical company developing and commercializing products in the field of dermatology, today announced that it will retain worldwide rights for all licensed indications to its oral antifungal product candidate, Hyphanox™. Janssen Pharmaceutica Products, L.P. held an option for the rights to Hyphanox on a geographic region by region basis, which had been negotiated as part of Barrier’s initial license to the product rights. Barrier triggered the option based on the results of the recently completed Phase 3 non-inferiority clinical trial in vaginal candidiasis, in which Hyphanox demonstrated clinical efficacy that was not inferior to fluconazole, but did not reach the primary regulatory endpoint of therapeutic cure.
“We are very pleased with Janssen’s decision and appreciate their efforts to provide us with a timely response,” stated Geert Cauwenbergh, Ph.D., CEO of Barrier Therapeutics. “This action enables us to fully control the continued clinical development and potential partnering strategies for this very important asset.”
About Hyphanox
Hyphanox is a unique 200 mg tablet formulation of itraconazole, an antifungal agent that is used in the treatment of various fungal infections, including vaginal candidiasis, commonly known as vaginal yeast infection, and onychomycosis, commonly known as nail fungus. Itrazonazole is approved for the treatment of both onychomycosis and vaginal candidiasis outside the United States, and for onychomycosis in the United States. The Company believes that, if approved, the unique Hyphanox formulation will provide the benefits of once-a-day dosing as compared to the 100 mg itraconazole capsules. The Company is preparing to conduct two Phase 3 placebo controlled trials for Hyphanox in the treatment of onychomycosis and is currently evaluating options for further development in vaginal candidiasis.
About Barrier Therapeutics, Inc.
Barrier Therapeutics, Inc. is a pharmaceutical company focused on the discovery, development and commercialization of pharmaceutical products in the field of dermatology. The Company currently markets Solagé® (mequinol 2%, tretinoin 0.01%) Topical Solution in the U.S. and Canada for the treatment of solar lentigines, a common condition also known as “age spots,” and recently obtained the Canadian distribution rights for Vaniqa® (eflornithine hydrochloride) Cream 13.9% for slowing the growth of unwanted facial hair in women. Barrier has eight product candidates in various stages of clinical development. The four most advanced product

Barrier Therapeutics to Retain Worldwide rights to HyphanoxTM candidates include one for the treatment of diaper dermatitis complicated by candidiasis, which is under FDA review, and three products, which are in or entering Phase 3 clinical trials for the treatment of seborrheic dermatitis, onychomycosis, and congenital ichthyosis. Barrier has product candidates in earlier stages of clinical development for the treatment of acne, psoriasis and fungal infections. The Company is headquartered in Princeton, New Jersey and has wholly owned subsidiaries in Geel, Belgium and Ontario, Canada.
Web site: http://www.barriertherapeutics.com.
Safe Harbor Statement
In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995, including statements regarding potential partnering strategies, and the future development and anticipated benefits of Hyphanox, if approved. Forward-looking statements provide Barrier’s current expectations or forecasts of future events. Barrier’s performance and financial results could differ materially from those reflected in these forward-looking statements due to the outcome of future clinical trials, the decisions of regulatory authorities, general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries generally. For a discussion of these and other risks and uncertainties that may effect the forward-looking statements please see the risk factors in our Quarterly Report on Form 10Q, which is on file with the Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Barrier undertakes no obligation to update publicly any forward-looking statement.
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